Exhibit 99.1


            DLJ MERCHANT BANKING PARTNERS III, L.P. COMPLETES BUYOUT
                           OF JOSTENS FROM INVESTCORP

NEW YORK AND MINNEAPOLIS, JULY 29, 2003 -- CSFB Private Equity and Jostens, Inc. announced today that DLJ Merchant Banking Partners III, L.P. has completed its previously announced acquisition of Jostens, Inc. from Investcorp, MidOcean Partners and other Jostens shareholders at approximately $48 per common share in cash. The transaction had a total enterprise value of approximately $1.2 billion.

Robert Buhrmaster, CEO of Jostens, said "We have enjoyed working with Investcorp and look forward to the next period of our history with DLJ Merchant Banking as our partners. DLJ Merchant Banking has a growth oriented vision for our company with a great appreciation for our role in serving students, teachers and administrators."

David Wittels, Managing Director of CSFB Private Equity, said "We are excited about the opportunity to partner with a highly regarded management team led by Bob Buhrmaster and President Mike Bailey. Jostens is a strong franchise with a well established brand name that will continue its tradition of high quality service to the school community."

ABOUT JOSTENS

Founded in 1897, Jostens is a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The Minneapolis-based company's products include yearbooks, class rings, graduation products, school photography, and awards for athletes and fans.

ABOUT INVESTCORP

Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It was established in 1982 and has since completed transactions with an aggregate value of approximately $25 billion.

In the United States, Investcorp and its clients currently own corporate investments that include Neptune and the recently acquired Aero Products International, PlayPower and MW Manufacturers. In Europe, Investcorp and its clients currently own corporate investments that include Avecia, Gerresheimer Glas and Welcome Break. Further information is available at www.investcorp.com.

ABOUT CSFB PRIVATE EQUITY

CSFB Private Equity, the global private equity arm of Credit Suisse First Boston, is the largest private equity manager in the world, with more than $28 billion of assets under management. DLJ Merchant Banking Partners III, L.P., a fund managed by CSFB Private Equity, is a $5.3 billion leveraged buyout fund with recent representative investments in TXU Energy, Nycomed, Safilo, Axis Specialty Insurance and Advanstar.

Contacts:  CSFB                    INVESTCORP                JOSTENS, INC.
           ----                    ----------                -------------
           Victoria Harmon         Todd Fogarty              Jack Larsen
           CSFB                    Kekst and Company         Jostens
           (212) 325-6914          (212) 521-4854            (952) 830-3381